UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 2, 2012

Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Ident. No.)

744 Horizon Court, Suite 350
Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 245-9410

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2012, AgFeed Industries, Inc. (the “Company”) entered into a standstill agreement (the “Standstill Agreement”) with AF Sellco, LLC (“Sellco”), the holder of the Amended and Restated Promissory Note dated November 12, 2010 (the “Note”) issued by the Company to Sellco in connection with the acquisition of M2 P2, LLC by the Company in September 2010, related to disputes previously reported by the Company in its Current Report on Form 8-K filed on February 10, 2012. Under the Standstill Agreement, Sellco has agreed to forbear from exercising any of the rights and remedies which Sellco may have as a result of previous written notices by Sellco related to the Note, if successfully alleged and pursued, during the Standstill Period (as defined below). As a condition precedent to the Standstill Agreement, the Company paid to Sellco a prepayment of principal in the amount of $1.0 million on the Note.

The Standstill Period is defined in the Standstill Agreement to mean the period commencing on the date of the Standstill Agreement and ending upon the earliest of certain events specified or June 1, 2012, subject to extension upon the occurrence of certain specified events. The foregoing summary of the Standstill Agreement is qualified in its entirety by reference to the full text of the Standstill Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1 Standstill Agreement, dated as of March 2, 2012, between AgFeed Industries, Inc and AF Sellco, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: March 8, 2012

	By:	/s/ K. Ivan F. Gothner
K. Ivan F. Gothner
Chairman of the Board and
Interim Chief Executive Officer